AMENDMENT NO. 2 TO
AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 2 to the AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment No.2”) is entered into as of April 30, 2011 by and among Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I (the “Company”)), Plastec International Holdings Limited (“Plastec”), Sun Yip Industrial Company Limited, Tiger Power Industries Limited, Expert Rank Limited, Fine Colour Limited, Cathay Plastic Limited, Greatest Sino Holdings Limited, Colourful Asia International Limited and Top Universe Management Limited.  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Amended and Restated Agreement and Plan of Reorganization dated as of September 13, 2010, as amended on December 9, 2010 (the “Merger Agreement”), providing for the merger of GSME Sub with and into Plastec with Plastec surviving as a wholly owned subsidiary of GSME;

WHEREAS, the parties consummated the transactions contemplated by the Merger Agreement on December 16, 2010;

WHEREAS, the Merger Agreement provided for the issuance to the Plastec Shareholders of an aggregate of up to 9,723,988 Earnout Shares if Merged Plastec met all of the Net Income Targets for the fiscal years ended April 30, 2011, 2012 and 2013;

WHEREAS, the parties believe that it is highly likely that the 2011 Net Income Target will be met, have reasonable confidence that the 2012 Net Income Target will be achieved and believe there is a reasonable likelihood that the 2013 Net Income Target may be met; and

WHEREAS, in order to simplify the Company’s capitalization structure, and based on the likelihood of attaining the Net Income Targets, the parties wish to amend the terms of the Merger Agreement pursuant to Section 11.11 of the Merger Agreement to provide for a complete removal of the requirement to issue Earnout Shares at a later date and for the issuance of a certain number of Ordinary Shares to the Plastec Shareholders as of the date of this Amendment No. 2 instead.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1.3(a)(ii) is hereby deleted in its entirety and replaced with the following:

“An aggregate of an additional 7,486,845 GSME Shares shall be issued to the Plastec Shareholders on April 30, 2011 of which (I) an aggregate of 5,879,767 GSME Shares shall be issued to the Insiders with Expert receiving 143,629 GSME Shares, Sun Yip receiving 4,636,142 GSME Shares, Fine Colour receiving 295,542 GSME Shares and Tiger receiving 804,454 GSME Shares, (II) an aggregate of 581,657 GSME Shares shall be issued to Cathay and (III) an aggregate of 1,025,421 GSME Shares shall be issued to the Investors, with Top receiving 552,414 GSME Shares, Greatest receiving 104,961 GSME Shares and Colourful receiving 368,046 GSME Shares.”

2. Section 1.8, the first 3 sentences of Section 1.11 and Schedule 1.8 are hereby deleted in their entirety.

3. References to “GSME Shares and/or Earnout Shares” used throughout the Merger Agreement shall hereafter be taken to refer solely to “GSME Shares” and references to the timing and nature of the issuance of such shares shall hereafter refer solely to such shares as being issued under the Merger Agreement and this Amendment No.2 as opposed to any specific time or date.

4. Section 5.3 is hereby deleted in its entirety and replaced with the following:

“5.3           Sale Restriction.

(a)  Subject to Section 5.3(c) and Section 5.4, each of the Plastec Shareholders agrees to the following restrictions on the sale of GSME Shares that it receives hereunder:

(i)  For a period of one hundred and eighty (180) days from the Closing Date, Sun Yip and Tiger shall not Sell any GSME Shares they receive hereunder; provided, however, that Sun Yip and Tiger shall be required to hold until April 30, 2013, a minimum of 3,345,139 GSME Shares;

(ii)  For a period of one hundred and eighty (180) days from the Closing Date, Cathay shall not Sell any GSME Shares it receives hereunder. On the one hundred eighty first (181st) day after the Closing Date through and including the three hundredth (300th) day after the Closing Date, Cathay shall have the right to Sell 1,163,314 GSME Shares. On the date that is three hundred and one (301) days after the Closing Date, Cathay shall have the right to Sell 2,326,628 GSME Shares. On the date that is four hundred and twenty (420) days from the Closing Date, Cathay shall have the right to sell 2,908,285 GSME Shares. At any point thereafter, Cathay may Sell any GSME Shares at its discretion. Notwithstanding the foregoing and to the extent not already sold, Cathay shall be permitted to Sell up to 727,071 GSME Shares at any time once the Average Closing Price (defined in Section 5.3(a)(iv)) of the GSME Shares equals or exceeds twelve dollars ($12.00) in any continuous thirty (30) trading day period (“Period”), up to an additional 727,071 GSME Shares at any time once the Average Closing Price of the GSME Shares equals or exceeds fourteen dollars ($14.00) in any Period, up to an additional 727,071 GSME Shares at any time when the Average Closing Price of the GSME Shares equals or exceeds sixteen dollars ($16.00) in any Period, and up to the final 727,072 GSME Shares it receives pursuant to this Agreement at any time when the Average Closing Price of the GSME Shares equals or exceeds twenty dollars ($20.00) in any Period; and

(iii)  For a period of one hundred and eighty (180) days from the Closing Date, Expert, Fine Colour and each Investor shall not Sell any GSME Shares it is issued on the Closing Date under Section 1.3(a)(i). For a period of one hundred and eighty (180) days from April 30, 2011, Expert, Fine Colour and each Investor shall not Sell any GSME Shares it is issued on April 30, 2011 under Section 1.3(a)(ii).

(iv)  “Average Closing Price” shall mean the average closing price of GSME Shares on its principal trading exchange.

(b)  Certificates representing GSME Shares issued pursuant to this Agreement shall bear a prominent legend to the effect of the foregoing provisions of this Section 5.3.

(c)  The GSME Committee shall have the right, in its sole discretion, to consent, in writing, to any Sale in excess of the limits set forth in this Section 5.3. If a Plastec Shareholder desires to Sell GSME Shares in excess of the amounts set forth above, such Plastec Shareholder shall notify the GSME Committee in writing of such intent (the “Sale Request”). The GSME Committee shall respond to such Plastec Shareholder’s Sale Request, in the affirmative or the negative, within ten (10) Business Days of its receipt of the Sale Request.”

5. Except as specifically provided in this Amendment No. 2, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect.  This Amendment No. 2 constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Amendment No. 2 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

PLASTEC TECHNOLOGIES, LTD.

By: Kin Sun Sze-To
Name: Kin Sun Sze-To
Title:

PLASTEC INTERNATIONAL
HOLDINGS LIMITED

By: Kin Sun Sze-To
Name: Kin Sun Sze-To
Title:

SUN YIP INDUSTRIAL COMPANY
LIMITED

By: Kin Sun Sze-To
Name: Kin Sun Sze-To
Title:

TIGER POWER INDUSTRIES LIMITED

By: Kin Sun Sze-To
Name: Kin Sun Sze-To
Title:

EXPERT RANK LIMITED

By: /s/ Ho Leung Ning
Name: Ho Leung Ning
Title:

FINE COLOUR LIMITED

By: /s/ Tan Chin Hien
Name: Tan Chin Hien
Title:

CATHAY PLASTIC LIMITED

By: Leung Ping Chung Hermann
Name: Leung Ping Chung Hermann
Title:

GREATEST SINO HOLDINGS LIMITED

By: /s/ Wong Mei Ling
Name: Wong Mei Ling
Title:

COLOURFUL ASIA INTERNATIONAL LIMITED

By: /s/ Tam Yuk Sang Sammy
Name: Tam Yuk Sang Sammy
Title:

TOP UNIVERSE MANAGEMENT LIMITED

By: /s/ Hung Kwok Wa
Name: Hung Kwok Wa
Title: